SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 23, 2004

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan	001-15141	38-0837640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

855 East Main Avenue
Zeeland, Michigan	49464
(Address of principal executive office)	(Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7.         Financial Statements and Exhibits.

Exhibits.

99.1    Press release dated June 23, 2004.

Item 12.        Results of Operations and Financial Condition

On June 23, 2004, Herman Miller, Inc. issued a press release announcing its financial results for the fourth quarter and year ended May 29, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 23, 2004	HERMAN MILLER, INC. (Registrant) By:/s/ Elizabeth A. Nickels Elizabeth A. Nickels Its: Chief Financial Officer

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EXHIBIT INDEX

99.1            Press Release Dated June 23, 2004.

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EXHIBIT 99.1

Release Date Contact	Immediate June 23, 2004 Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
	Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address Internet	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 www.hermanmiller.com

Herman Miller, Inc., Reports Gains in Fourth Quarter and Fiscal Year Results: Announces Succession Plan

Webcast to be held Thursday, June 24, 2004, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the fourth quarter and fiscal year ended May 29, 2004. Growth continued this quarter as sales were $353.8 million, an increase of 9.9% from the year-ago period. Gross margin was 31.8% for the quarter. Cash flow from operations was a strong $36.5 million for the quarter, and the company ended the year with a cash balance of $189.2 million. Net earnings for the quarter were $19.3 million, or $0.27 per share. These amounts include pre-tax charges of $0.9 million associated with the previously announced restructuring actions, and a $6.9 million favorable impact from the resolution of prior years’ tax audits. Additionally, the company adopted a new accounting standard, FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) resulting in a cumulative effect, non-cash charge of $0.5 million after-tax.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended				Fiscal Year Ended
	5/29/04	05/31/03	Percent Change		5/29/04	05/31/03	Percent Change
Net Sales	353.8	321.9	9.9%		1,338.3	1,336.5	0.1%
Gross Margin	112.5	107.2	4.9%		415.6	423.6	(1	.9)%
Operating Expenses	92.9	89.9	3.3%		344.1	358.9	(4	.1)%
Restructuring Expenses	0.9	15.9	(94	.3)%	10.3	16.4	(37	.2)%
Operating earnings	18.7	1.4	1235	.7%	61.2	48.3	26.7%
Net earnings	19.3	(1.3)	NA		42.3	23.3	81.5%
Earnings per share - diluted	$0.27	$(0.02)	NA		$0.58	$$0.31	87.1%
Orders	361.8	337.8	7.1%		1,353.4	1,317.9	2.7%
Backlog	209.5	182.0	15.1%

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Fourth Quarter 2004 Financial Results

The company’s consolidated sales and orders for the quarter were $353.8 million and $361.8 million, respectively. Orders continued to grow, both year-over-year and sequentially, up 7.1% from the prior year and up 16.7% over the prior quarter. In addition, the order backlog ended the quarter at $209.5 million, a 15.1% increase over the prior year and a 6.9% increase from the prior quarter.

Beth Nickels, Chief Financial Officer, stated, “Top line growth was strong again this quarter. Our weekly order entry rates continued to rise, averaging $27.8 million per week, the highest rate we’ve seen in the last eleven quarters. We’re also encouraged by the strong attendance at our annual NeoCon trade show in Chicago last week. The signals are clear that our industry is back on the growth path.”

Gross margin for the quarter was 31.8%, the highest gross margin rate for the year, driven by leverage from the increased volume, combined with the initial benefits of the company’s recent Canton, Georgia, plant consolidation, and in spite of increased steel costs. On a year-over-year basis, gross margin declined from the 33.3% achieved in the fourth quarter of 2003. The prior year margin benefited from approximately $4.8 million in favorable adjustments for LIFO inventory valuations, and incentive and benefit accrual reductions that did not recur in the current year. In addition, pricing pressures, while consistent with last quarter, continued to have a negative influence on year-over-year gross margins.

Operating expenses for the quarter totaled $92.9 million, or 26.3% of sales, compared to $89.9 million, or 27.9% of sales, for the same period in fiscal 2003. The dollar increase in spending is due mainly to variable selling costs associated with the higher volume, combined with increases in new product research and development. The decrease as a percentage of sales reflects the company’s continuing commitment to leverage its cost structure.

The $0.9 million of restructuring charges for the quarter were primarily associated with the previously announced relocation of the Canton operations. That move is now complete. Modest restructuring charges will be reported in the future as the final costs related to Canton are incurred. The prior year’s restructuring charges for the same quarter included $13.5 million for the impairment of assets associated with the relocations of the Canton and Formcoat facilities. In addition, the prior year charges include $3.6 million related to workforce reductions announced in prior quarters, and a favorable reserve adjustment of $1.2 million primarily associated with the final sale of the Rocklin, California, facility.

The company adopted the provisions of FIN 46 at the end of the fourth quarter. This new accounting standard broadens the requirements for determining whether a company is required to consolidate the financial statements of another entity. In adopting FIN 46, the company determined the need to consolidate the financial statements of two independent contract furniture dealerships to which it was providing ongoing financial support through loans and/or financial guarantees. As a result of this consolidation, the company recorded a non-cash cumulative effect loss of $0.5 million, or slightly less than $0.01 per share, net of tax. As this new accounting standard was adopted at the end of the fiscal year, the consolidation had no material impact on the company’s fiscal 2004 income statement beyond that of the cumulative effect. The effect of adoption on the company’s balance sheet as of May 29, 2004, was an increase to assets of approximately $2.0 million and liabilities of $2.6 million.

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Net earnings for the quarter were $19.3 million, or $0.27 per share, as compared to a loss of $1.3 million, or $(0.02) per share, in the prior year. Included in the current year results is a $6.9 million, or $.09 per share, net earnings benefit from the favorable closing of prior years’ tax audits during the quarter.

Cash flow from operations for the quarter totaled $36.5 million, compared to $3.6 million for the same period last year. The prior year amount included a voluntary contribution to the company’s employee pension fund of $15 million. Capital spending for the quarter was $7.3 million, compared to $9.3 million for the same period last year. During the quarter the company repurchased approximately 1.4 million shares of its stock for $36.8 million, at an average price of $26.35 per share. The company’s ending cash position was $189.2 million.

Ms. Nickels added, “In addition to our strong top line performance, we continue to see substantial benefits to the bottom line, and to our cash flow, driven by the business model changes we put in place. We look forward to continuing to drive improved results for our shareholders.”

Fiscal 2004 Financial Results

For the year, consolidated net sales totaled $1.34 billion, up 0.1% from fiscal 2003. While essentially flat for the year, the trend reflected strong growth in the second half of the year. Net sales in the first half were down 7% year-to-year, but were up over 8% in the second half of the year. New orders totaled $1.35 billion for the year, up 2.7% from fiscal 2003, again reflecting strong growth of over 8% in the final six months.

Gross margins declined to 31.1% in fiscal 2004 from 31.7% in fiscal 2003, due primarily to increased pricing pressure, partially offset by improvements in manufacturing overhead as a result of the prior year’s restructuring. Operating expenses were reduced by over 4% year-to-year, to $344.1 million in fiscal 2004, from $358.9 million in fiscal 2003. Restructuring charges for the year totaled $10.3 million, as compared to $16.4 million in the prior year. These charges negatively impacted earnings per share by $.09 in fiscal 2004, and by $.14 in 2003. In spite of these charges, the company generated net earnings of $42.3 million or earnings per share of $.58 in fiscal 2004, as compared to $23.3 million or earnings per share of $.31 in fiscal 2003.

Annual cash generated from operations was strong again in fiscal 2004 and amounted to $82.7 million, compared to $144.7 million in fiscal 2003. Included in the current and prior year’s cash from operations were contributions to the company’s employee pension fund of $28.3 million and $32.1 million, respectively. Capital spending for the year was $26.7 million compared to $29.0 million for fiscal 2003. During the year the company repurchased approximately 2,463,000 shares of its stock for $62.0 million at an average price of $25.18 per share.

Looking forward, the company expects first quarter revenue to increase 9 – 16 % from the prior year’s first quarter, in a range of $355 million to $375 million. It estimates earnings per share of between $.16 and $.21, which assumes a 36% effective tax rate.

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Michael Volkema, Chairman and Chief Executive Officer, commented, “I truly believe that the stage is now set for an industry recovery. Our employee-owners did a great job improving performance this past year, and we plan to build on that momentum in the year ahead.”

Leadership Succession

The Herman Miller Board of Directors also announced its plan to separate the roles of Chairman and Chief Executive Officer. Effective July 26, 2004, Brian Walker, President and Chief Operating Officer, will succeed Michael Volkema as CEO. Volkema will continue to serve as Chairman of the Board. In addition, Volkema will allocate time to the work of the Herman Miller Creative Office.

“I have always believed there is no lasting success without a successor, and it was a privilege for me to recommend to the Board of Directors that Brian Walker succeed me as Chief Executive Officer. We’ve worked together for over nine years and in that time I have seen Brian demonstrate his gift for leadership, first as Chief Financial Officer, then President of North America, and most recently as President and Chief Operating Officer. Brian’s leadership has been instrumental in guiding the company through the difficulties of the past few years, and he is ready to lead Herman Miller into a new era of growth and profitability,” said Mike Volkema, Chairman and CEO.

“In addition to my responsibilities as Chairman, this change will also allow me to focus more of my time on the vital work of the Herman Miller Creative Office, as we create new innovations and enhance the company’s ability to prosper in the future,” Volkema added.

Brian Walker, President and COO, stated, “My abilities as a senior leader at Herman Miller have grown through the trust, mentoring and friendship of Mike Volkema. I look forward to the continuation of our partnership in this evolution of our roles.” Walker added, “As a company we benefit from this continuity in our leadership team and its shared vision and strategy. Over the past three years we have become a more focused organization with the will to win. I’m looking forward to serving the people of Herman Miller in building that future.”

The company has announced a live webcast to discuss the results of the fiscal 2004 fourth quarter, to be held Thursday, June 24, 2004, at 9:30 a.m. EDT. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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Herman Miller provides complete solutions that help create great places to work. Through research, design, manufacture, and distribution of innovative interior furnishings, complemented by furniture management and strategic consulting services, the company serves organizations and individuals around the world. During fiscal 2004, Herman Miller’s award-winning products and services generated $1.34 billion in revenue. The company was also cited in Fortune magazine as the “Most Admired” company in its industry and was again named among Business Ethics magazine’s “100 Best Corporate Citizens.” Herman Miller trades on the NASDAQ stock market under the symbol MLHR. For additional information visit HermanMiller.com.

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Financial highlights for the quarter ended May 29, 2004 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	May 29, 2004		May 31, 2003

Net Sales	353.8	100.0%	321.9	100.0%
Cost of Goods Sold	241.3	68.2%	214.7	66.7%

Gross Margin	112.5	31.8%	107.2	33.3%
Operating Expenses	92.9	26.3%	89.9	27.9%
Restructuring Expense	0.9	0.3%	15.9	4.9%

Operating Earnings	18.7	5.3%	1.4	0.4%
Other (Income)/Expense	1.2	0.3%	2.9	0.9%

Earnings Before Taxes	17.5	4.9%	(1.5)	(0.5%)
Income Taxes	(2.3)	(0.7%)	(0.2)	(0.1%)

Income Before Cumulative Effect	19.8	5.6%	(1.3)	(0.4%)
Cumulative Effect of Accounting Change - Net	0.5	0.1%	--	0.0%

Net Earnings	$19.3	5.5%	$(1.3)	(0.4%)

Net Earnings Per Basic Share Before Cum. Effect	$0.28		$(0.02)
Net Earnings Per Basic Share	$0.27		$(0.02)
Weighted Average Basic Common Shares	71,865,409		72,784,735
Net Earnings Per Diluted Share Before Cum. Effect (1)	$0.27		$(0.02)
Net Earnings Per Diluted Share (1)	$0.27		$(0.02)
Weighted Average Diluted Common Shares (1)	72,597,145		72,784,735

(1) As the company reported a net loss for the quarter ended May 31, 2003, shares resulting from stock option plans would be anti-dilutive to earnings per share and have not been included in diluted earnings per common share.

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Fiscal Year Ended

	May 29, 2004 (Unaudited)		May 31, 2003

Net Sales	1,338.3	100.0%	1,336.5	100.0%
Cost of Goods Sold	922.7	68.9%	912.9	68.3%

Gross Margin	415.6	31.1%	423.6	31.7%
Operating Expenses	344.1	25.7%	358.9	26.9%
Restructuring Expense	10.3	0.8%	16.4	1.2%

Operating Earnings	61.2	4.6%	48.3	3.6%
Other (Income)/Expense	9.6	0.7%	12.5	0.9%

Earnings Before Taxes	51.6	3.9%	35.8	2.7%
Income Taxes	8.8	0.7%	12.5	0.9%

Income Before Cumulative Effect	42.8	3.2%	23.3	1.7%
Cumulative Effect of Accounting Change - Net	0.5	0.0%	--	0.0%

Net Earnings	$42.3	3.2%	$23.3	1.7%

Net Earnings Per Basic Share Before Cum. Effect	$0.59		$0.31
Net Earnings Per Basic Share	$0.58		$0.31
Weighted Average Basic Common Shares	72,567,476		74,155,582
Net Earnings Per Diluted Share Before Cum. Effect	$0.59		$0.31
Net Earnings Per Diluted Share	$0.58		$0.31
Weighted Average Diluted Common Shares	73,072,907		74,479,063

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Fiscal Year Ended

	May 29, 2004 (Unaudited)	May 31, 2003

Net Earnings	$42.3	$23.3

Cash Flows provided by Operating Activities	82.7	144.7
Cash Flows used for Investing Activities	(21.9)	(7.3)
Cash Flows used for Financing Activities	(60.0)	(82.2)
Effect of Exchange Rates	2.7	6.3

Net Increase in Cash	3.5	61.5
Cash Increase from Adoption of FIN 46	0.2	--
Cash, Beginning of Year	185.5	124.0

Cash, End of Period	$189.2	$185.5

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Fiscal Year Ended

	May 29, 2004 (Unaudited)	May 31, 2003

Assets
Current assets
Cash and equivalents	189.2	185.5
Short-term investments	10.7	11.5
Accounts receivable (net)	142.4	125.6
Inventories	38.1	31.4
Prepaid expenses and other	50.2	59.5

Totals	430.6	413.5
Net property and equipment	208.5	245.7
Other assets(1)	75.6	98.1

Total Assets	$714.7	$757.3

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	8.6	12.1
Current long-term debt	13.0	13.6
Notes payable	1.5	--
Accounts payable	90.4	73.9
Accrued liabilities	123.8	137.6

Totals	237.3	237.2
Long-term debt	192.7	209.4
Other noncurrent liabilities (1)	90.1	119.7
Shareholders' equity	194.6	191.0

Total Liabilities and Shareholders' Equity	$714.7	$757.3

(1)Amounts for year ending May 31, 2003, have been restated to conform to current year presentation.

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